Exhibit 99.1

ROYALE ENERGY ANNOUNCES OPERATIONS UPDATE ON THE PERMIAN BASIN JOINT DEVELOPMENT AGREEMENT

Initial Rates of 1,315 BOEPD and 1,227 BOEPD in Latest Two Wells

November 29, 2023 -- San Diego, California – Royale Energy, Inc. (OTCQB: ROYL) is pleased to announce new progress on its Joint Development Agreement (JDA) with Ares Energy LTD, located in the Permian Basin, Texas.  This project is a horizontal resource play in the Mississippian interval. Royale and its investors have a 7% Working Interest in the third and fourth wells drilled on the 6,900 net acres project, located in Ector County, Texas.

OPERATIONS

To date there have been four wells drilled on this acreage.  The third well that was completed in October 2023 demonstrated an initial production rate of 1,093 BOPD & 1,332 MCFD, with expected reserves exceeding 1,400,000 barrels of oil equivalent.

The fourth well was completed in October 2023 and has demonstrated an initial rate of 1,024 BOPD & 1,219 MCFD with expected reserves exceeding 1,400,000 barrels of oil equivalent.

As used in this press release, “BOPD” means barrels of oil per day, “MCFD” means thousand cubic feet per day and “BOEPD” is barrels of oil equivalent per day.

FORECAST

We anticipate drilling one more well in 2023 and four to six more wells in 2024 on this project.

ABOUT ROYALE ENERGY, INC.

Royale Energy, Inc. (OTCQB: ROYL) is an independent exploration and production company based in San Diego, California, focused on the acquisition, development, and marketing of oil and natural gas. The Company has its primary operations in California’s Los Angeles Basin and Texas’s Permian Basin.

FORWARD-LOOKING STATEMENT

In addition to historical information contained herein, this news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, subject to various risks and uncertainties that could cause the company’s actual results to differ materially from those in the “forward-looking” statements. While the company believes its forward-looking statements are based upon reasonable assumptions, there are factors that are difficult to predict and that are influenced by economic and other conditions beyond the company’s control.  Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

Contact:

Royale Energy Inc.

Mark Larson – Public Relations & Media

Email:  MLarson@royl.com

619-383-6600